GeNOsys Completes License Agreements

PROVO, Utah.—GeNOsys, Inc. (OTCBB: GNYS) today announced it has, through its wholly owned subsidiary Health Innovations Inc., entered into two license agreement with Equity Labs, Inc. The agreements enable Equity Labs to manufacture and distribute some of the nitric oxide topical products developed by GeNOsys.  An exclusive license has been entered into for an acne product and a non-exclusive license covers a line of products for topical skin care.

“These license agreements are a significant milestone for GeNOsys, representing our first commercialized products.  Equity Labs has a proven record of successful product introductions and has demonstrated the ability to penetrate and gain market share in new markets,” stated Mr. Dale Fillmore, President of GeNOsys.  “Equity Labs has distribution channels in place which will facilitate rapid entry into their target markets.”

“We are very excited about the opportunity to introduce these innovative and unique products into the marketplace,” said Mr. Steve Chadwick, President of Equity Labs.  “We view this as a great opportunity for our Company and look forward to a long and mutually profitable relationship with GeNOsys.”

“We are pleased with the relationship developed with Equity Labs for marketing our topical products. Development continues to progress well on our nitric oxide gas generator and the related product portfolio,” stated Mr. John W.R. Miller, Chairman of GeNOsys, Inc.  “We anticipate providing some very positive updates on those projects in the near future.”

About GeNOsys:

GeNOsys, Inc. (generated nitric oxide systems) is a medical research and development company specializing in pharmaceutical, biotechnical and medical gas generating systems. Nitric oxide gas will be one of the medical gases that will be generated along with various combinations of beneficial medical gases suitable for the control of human disease. Distribution will be accelerated through the use of already existing distribution networks that currently sell related respiratory products. For further information, see the Company’s Website at: www.genosysusa.com.

About Equity Labs:

Equity Labs, Inc. was incorporated in 2000.  Over the past eleven years Equity Labs has been successful in developing and marketing numerous new and innovative products in the dietary supplements and topical personal care product areas, with emphasis on proprietary products backed by science.  Equity Labs products are sold to customers throughout the Americas, Asia and Europe.  Many products that Equity Labs has developed and introduced into the market place are unique, innovative and proprietary and therefore, quickly become top selling products. Products developed by Equity Labs are currently sold via mass market retail, specialty retail, pharmacies, health food stores, direct response and network marketing.  Equity Labs holds minority interests in several facilities which manufacture and package capsules, tablets, and personal care products.

This press release may contain forward-looking statements including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, changes in anticipated earnings of the company and other factors detailed in the company’s filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:

GeNOsys, Inc.

Keith Merrell, 801-623-4751

kmerrell@genosysusa.com

Source: GeNOsys, Inc.